Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Corporation Announces Completion of Offering of 700,000 Shares of Common Stock

Dallas, Texas - October 4, 2018 - Capital Southwest Corporation (“Capital Southwest”; “Company”; Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced that it completed an offering of 700,000 shares of the Company’s common stock at a net price of $18.90 per share to the Company. The total net proceeds of the offering, before expenses, were approximately $13.2 million.

Michael S. Sarner, Chief Financial Officer, commented, “We are pleased with the interest we have received from investors and are excited to announce the completion of an equity offering above our current net asset value per share. This opportunistic capital raise was in response to direct inquiries from investors with a focus on the BDC space which have followed our progress and track record over time. The execution of the offering was excellent, as the offering price represented a discount to our closing stock price on October 1, 2018 of less than 2%. The offering was sized to allow the new investors to establish a meaningful position in our stock without significantly diluting our existing shareholder base, while also maintaining capital flexibility as we thoughtfully grow our balance sheet.”

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company, with approximately $307 million in net assets as of June 30, 2018. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $25 million investments across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements, including statements with regard to the Company’s securities offering. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the SEC, including the prospectus supplement filed with the Securities and Exchange Commission in connection with this offering. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Investor Relations Contact:
Michael S. Sarner, Chief Financial Officer
214-884-3829